Exhibit 99.2




December 16, 2004

FOR IMMEDIATE RELEASE

Renegade Venture Corporation Announces Name Change to Global Aircraft Solutions, Inc.

TUCSON, Ariz.--December 16, 2004--Renegade Venture (NEV.) Corporation (OTCBB:
RDVN.OB) today announced that it has changed the company name from Renegade Venture Corporation to Global Aircraft Solutions, Inc. The company's OTCBB sticker symbol will also change from RDVN.OB to GACF.OB effective December 17, 2004.

Renegade Chairman and Chief Executive Officer Ian Herman commented, "The Renegade Venture Corporation name predates the acquisition of Hamilton Aerospace Technologies and our business model focusing on building a vertically integrated aerospace company. We felt that "Renegade Venture" conveyed connotations inconsistent with what our company is all about, and that it would make sense to change the name to one that more accurately reflects what we really do. At our annual shareholder's meeting, 92% of voting shareholders approved changing the name to Global Aircraft Solutions, Inc., so at this time we are acting on that very clear mandate."

About Global Aircraft Solutions

Through its Hamilton Aerospace and World Jet subsidiaries, Global Aircraft Solutions provides parts support and maintenance, repair and overhaul (MRO) services for large passenger jet aircraft to scheduled and charter airlines and aviation leasing companies. Hamilton Aerospace and World Jet operate from adjacent facilities comprising about 30 acres located at Tucson International Airport. These facilities include hangars, workshops, warehouses, offices and other buildings. Notable customers include United Parcel Service, Falcon Air Express, Jetran International, Goodrich Corporation, AAR, National Jet Systems, Pemco, San Antonio Aerospace, Pegasus Aviation, Northern Air Cargo and Asia Pacific Airlines.

Global Aircraft Solution's member website is located at www.globalaircraftsolutions.com. The Hamilton Aerospace website is located at www.hamaerotech.com.

Except for the historical information presented, the above statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 or regulations thereunder. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. These risks include the economic health of the airline industry, demand for Hamilton Aerospace's services, and competitive pricing pressures. In addition, other risks are detailed in Global Aircraft Solution's Form 10-KSB filed as Renegade Venture Corporation on April 15, 2003. These statements speak only as of above date, and Global Aircraft Solutions disclaims any intent or obligation to update them.

Contact:

    Renegade Venture Corp., Tucson
    Gordon Hamilton, (520) 294-3481
    dhamilton@hamaerotech.com
    -------------------------

              or

    Alliance Advisors, LLC
    Alan Sheinwald, 914-244-0062
    asheinwald@allianceadvisors.net
    -------------------------------